Exhibit 23(j)(1)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of

CNI Charter Funds:

We consent to the incorporation by reference, in this registration statement, of our reports dated November 15, 2005 on the statements of net assets of the CNI Charter Funds, comprised of the AHA Limited Maturity Fixed Income Fund, AHA Full Maturity Fixed Income Fund, AHA Balanced Fund, AHA Diversified Equity Fund, and AHA Socially Responsible Fund, collectively, “the Funds”, as of September 30, 2005, and the related statements of operations and changes in net assets, and financial highlights for the year then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights” in the Supplement to the Prospectuses and “Independent Registered Public Accounting Firm and Reports to Shareholders” in the Statement of Additional Information.

/s/ KPMG LLP

Los Angeles, California

May 30, 2006